UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

   April 18, 2014

BEESTON ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-103621	88-04360717
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

 1685 H Street, #219

Blaine, WA 98230-5110

 (Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (775) 629-2050

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions :

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 8 – Other Events

Item 8.01 Other Events

On April 18, 2014, the Board of Directors of Beeston Enterprises Ltd., a Nevada corporation (the "Company"), with the authorization and approval of a majority of its shareholders obtained by written consent in lieu of a meeting, authorized and approved a reverse stock split of one for ten (1: 10) of our issued and outstanding shares of common stock (the "Reverse Split"). The Reverse Split will decrease our total issued and outstanding shares of common stock from 266,093,479 to approximately 26,609,348 shares of common stock. The Reverse Split will not affect our authorized common stock which will remain at 500,000,000, $0.001 par value, shares. Proportional adjustments will be made to shares of the Company’s common stock issuable upon exercise of the Company’s outstanding warrants in accordance with their terms. The Reverse Split shares will be payable upon surrender of certificates to the Company's transfer agent. Fractional shares will be rounded upward.  The effectiveness of the Reverse Split (the “effective date”) is subject to approval by the Financial Industry Regulatory Authority, Inc (“FINRA”).   The shareholder record date will be the effective date as determine by FINRA and is expected to be April 28, 2014, however, this date could change.

The Board of Directors of the Company believes the Reverse Split is in the best interests of the Company based upon consideration of certain factors including, but not limited to: (i) the need to increase the current trading price of the Company's shares of common stock in order to remain quoted on the OTCQB’s quotation marketplace; (ii) the possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; and (iii) to improve the marketability and liquidity of the Company’s common stock for its shareholders and its future funding requirements.

The Company has submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Reverse Split.  FINRA's approval of the Reverse Split is currently pending.

The Company will file a subsequent Current Report on Form 8-K upon receipt of approval from FINRA announcing the effective date of the Reverse Split.  The Company will also have a new CUSIP number when the Reverse Split becomes effective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       BEESTON ENTERPRISES LTD.

Date:       April 24, 2014                                          By: /s/ Michael Upham

                 Michael Upham,

                  President, CEO